UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 14, 2008

________________________

Znomics, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-136372	88-0417389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2611 SW Third Ave. Suite 200
Portland, OR 97201
 (Address of principal executive offices, including zip code)

(503) 827-5271
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) On August 14, 2008, Mr. Richard A. Sessions resigned as the interim Chief Executive Officer of Znomics, Inc. (the “Company”) effective immediately.  Mr. Sessions will remain a member of the board of directors of the Company.

(c) On August 14, 2008, the Company appointed Dr. Mark Philip, Ph.D., age 53, as the Company’s President and Chief Executive Officer.  A press release announcing the resignation of Mr. Sessions and the appointment of Dr. Philip is attached hereto as Exhibit 99.1.  Dr. Philip brings more than 25 years of senior executive experience in the biotechnology and pharmaceutical industries.  Most recently, from 2004 to 2008, Dr. Philip was president of Stryker Biotech, a biotechnology company that is a division of Stryker Inc.  From 1997 to 2004, Dr. Philip was president and chief executive officer of Zycos Inc., a start-up biotechnology company focused on DNA-based therapeutics for oncology.  Dr. Philip earned a Ph.D. in hematology and immunology and a Bachelors of Science in biochemistry and animal physiology from Trent Polytechnic (City University), Nottingham, UK, and a Masters in Business Administration from Lake Forest Graduate School of Management, Chicago, Illinois.

On August 14, 2008, the Company and Dr. Philip entered into an at-will employment agreement, a copy of which is attached hereto as Exhibit 99.2. Pursuant to the employment agreement, the Company will pay Dr. Philip an initial base salary of $300,000 per year. In the first year of Dr. Philip’s employment, he shall be eligible for an annual target bonus of 25% of his base salary and a target bonus of 30% of his base salary thereafter.  The actual bonus paid, if any, will based on the achievement of certain performance goals to be agreed.  Subject to approval by the board of directors, the Company agreed to grant Dr. Philip (i) an option (the “Service Option”) to purchase 500,000 shares of Company common stock, 20% of which option shall vest on September 1 of each year and (ii) an option (the “Performance Option”) to purchase 100,000 shares of Company common stock, which option shall vest upon the achievement of certain performance objectives to be agreed, in each case subject to Dr. Philip remaining a service provider on the date of vesting. Each of the Service Option and Performance Option shall be granted pursuant to the terms of the Company’s 2002 Stock Incentive Plan and related stock option agreement.  Upon the occurrence of a change of control of the Company, 100% of the Service Option shall become fully vested.  Subsequently, the Company and Dr. Philip agreed that, that in connection with Dr. Philip’s relocation, the Company would pay all reasonable moving costs, including but not limited to, airline flights, furniture and vehicle moving expenses, costs related to the sale of his home, including realtor and legal fees and up to six months of temporary housing expenses, if required.

If Dr. Philip’s employment is terminated (i) involuntarily by the Company other than for “Cause” (as defined in the employment agreement) or (ii) due to a “Voluntary Termination for Good Reason” (as defined in the employment agreement), subject to Dr. Philip entering into a standard form release of claims, the Company will provide Dr. Philip with the following severance benefits: (A) if such termination occurs prior the first anniversary of Dr. Philip’s employment, $300,000, and thereafter, 100% of his base salary and the actual bonus paid or payable to Dr. Philip in respect of the most recently completed year of employment, (B) accelerated vesting with respect to 20% of the Service Option, (C) reimbursement for health care premium for Dr. Philip and his dependents pursuant to COBRA for one year from the date of such termination (provided that such the obligation to provide such reimbursement shall terminate upon his commencement of employment with an employer who provides health care coverage) and (D) reimbursement for the reasonable, documented fees of one mutually agreed upon outplacement firm for one year following such termination.  If Dr. Philip’s employment is terminated by the Company for Cause or due to a Voluntary Termination for Good Reason, Dr. Philip shall not be entitled to any of the foregoing severance benefits.

In addition, the Company and Dr. Philip intend to enter into an customary indemnification agreement and confidential information and invention and assignment agreement, copies of which will be filed as an exhibit to an amendment to this Current Report on Form 8-K.

Prior to his hiring as the President and Chief Executive Officer of the Company, the Company had engaged Dr. Philip as a consultant. In lieu of the compensation owed to Dr. Philip for such consulting services and base salary for the period from August 14 to August 31, 2008, the Company will pay Dr. Philip $20,000.

(d) On August 14, 2008, the board of directors of the Company appointed Dr. Philip to the board. Pursuant to the employment agreement, so long as Dr. Philip remains the President and Chief Executive Officer of the Company, the Company shall nominate him to be a member of the board of directors at each applicable meeting of the shareholders of the Company. If Dr. Philip’s employment as President and Chief Executive Officer terminates, if requested by a majority of the board of directors (excluding Dr. Philip), Dr. Philip agreed to resign as a member of the board of directors effective upon such termination.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press Release of Znomics, Inc. dated as of August 15, 2008
99.2	Employment Agreement, dated as of August 14, 2008, by and between the Company and Dr. Mark Philip, Ph.D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Znomics, Inc.

/s/ Kerry Rea
Kerry Rea
Chief Financial Officer

Date: August 19, 2008